Exhibit (a)(2)

WESTERN ASSET MUNICIPAL TERM TRUST INC.

ARTICLES OF AMENDMENT

Western Asset Municipal Term Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                                      The charter of the Corporation is hereby amended as follows:

1.                                      Article II shall be deleted in its entirety and the following shall be substituted in its place:

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is “Western Asset Municipal Defined Opportunity Trust Inc.”

2.                                      Article IX is hereby deleted in its entirety and the following shall be substituted in its place:

ARTICLE IX

LIMITED TERM OF EXISTENCE

(1)                                 The Corporation shall have a limited period of existence and shall cease to exist at the close of business on April 30, 2021, except that the Corporation shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on April 30, 2021, if the Corporation has not liquidated and wound up its business and affairs, the directors shall become trustees of the Corporation’s assets for purposes of liquidation with the full powers granted to directors of a corporation which has voluntarily dissolved under Subtitle 4 of Title 3 of the Maryland General Corporation Law or any successor statute as are necessary to liquidate the Corporation and wind up its affairs, including, without limitation, full power to collect and distribute the Corporation’s assets, to apply them to the payment, satisfaction and discharge of existing debts and obligations of the Corporation, including necessary expenses of liquidation and to distribute the remaining assets among the stockholders, but in no event with lesser powers than the powers granted by such subtitle granted under the Maryland General Corporation Law as of the date of incorporation of the Corporation.

(2)                                 The Board of Directors may, to the extent it deems it appropriate, adopt a plan of termination at any time during the twelve months immediately preceding April 30, 2021, which plan of termination may set forth the terms and conditions for implementing the termination of the Corporation’s existence under this Article IX.

Stockholders of the Corporation shall not be entitled to vote on the adoption of any such plan or the termination of the Corporation’s existence under this Article IX.

3.                                      Article X is hereby deleted in its entirety.

4.                                      Article XI is hereby deleted in its entirety and the following shall be substituted in its place:

ARTICLE X

AMENDMENTS

(1)                                 The Corporation reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in this Charter, of any outstanding capital stock of the Corporation by classification, reclassification or otherwise.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

(2)                                 In addition to the voting requirements imposed by law or by any other provision of this Charter, the provisions set forth in this Article X, the provisions of Article III hereof, the provisions of Sections (1), (2) and (3) of Article VI hereof, the provisions of Articles VII, VIII and IX hereof, may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article X, the provisions of Sections (1), (2) and (3) of Article VI hereof or the provisions of Article VIII hereof be adopted, unless such action is advised by seventy-five percent (75%) of the entire Board of Directors and approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast by stockholders of the Corporation unless approved by a vote of seventy-five percent (75%) of the Continuing Directors, in which event such conversion shall require the approval of the holders of a majority of the votes entitled to be cast thereon by stockholders of the Corporation.

SECOND:                                      The foregoing amendment to the charter of the Corporation has been approved by the Board of Directors of the Corporation in a manner required by the Maryland General Corporation Law.  The Corporation has not yet issued any capital stock.

THIRD:                                                   The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, Western Asset Municipal Term Trust Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this          day of February, 2009.

WITNESS:	WESTERN ASSET MUNICIPAL TERM TRUST INC.

/s/ Robert Frenkel	By:	/s/ R. Jay Gerken
Robert Frenkel		R. Jay Gerken
Secretary		President